EXHIBIT 10.28

Private Client Group Merrill Lynch Business Financial Services Inc. 222 North LaSalle Street 17th Floor
Merrill Lynch	Chicago, Illinois 60601 (312) 269-4428 FAX: (312) 499-3252 March 14, 2007

Mr. Dennis Key
Aspect Systems, Inc.
375 East Elliot Road
Suite 6
Chandler, AZ 85225

Dear Mr. Key:

Enclosed herewith is a Letter Agreement amending the underlying Loan Documents (as defined in the attached).

Please note that, among other conditions in said Letter Agreement, in order for this agreement to become effective, one copy of the enclosed Letter Agreement must be fully executed and returned along with any required documents and payments to me within 5 days from the date hereof.

If you have any questions, please call me at (312) 269-4428.

Very truly yours,

Merrill Lynch Business Financial Services Inc.

By:	/s/ Martin Aguilera
Martin Aguilera Vice-President

Very truly yours,

Merrill Lynch Business Financial Services Inc.

By:	/s/ Martin Aguilera
Martin Aguilera Vice-President

Accepted:

ASPECT SYSTEMS, INC.

By:	/s/ Dennis Key
Printed Name: Dennis Key Its: CEO

DND TECHNOLOGIES, INC.

By:	/s/ Dennis Key
Printed Name: Dennis Key Its: CFO

/s/ Douglas N. Dixon
DOUGLAS N. DIXON

Private Client Group Merrill Lynch Business Financial Services Inc. 222 North LaSalle Street 17th Floor
Merrill Lynch	Chicago, Illinois 60601 (312) 269-4428 FAX: (312) 499-3252 March 14, 2007

Aspect Systems, Inc.
375 East Elliot Road
Suite 6
Chandler, AZ 85225

Re: Amendment to the Forbearance Agreement

Dear Ladies and Gentleman:

This Letter Agreement (the “Letter Agreement”) will serve to confirm certain agreements of Merrill Lynch Business Financial Services Inc. (“MLBFS”) and Aspect Systems, Inc. (“Customer”) with respect to: (i) that certain FORBEARANCE AGREEMENT (the “Forbearance Agreement”) dated as of July 17, 2006 between MLBFS and Customer and the other Obligors (as that term is defined in Forbearance Agreement), (ii) that certain TERM LOAN AND SECURITY AGREEMENT No. 912852522 dated as of May 14, 2004 between MLBFS and Customer (including any and all amendments and extensions or modifications thereof) (collectively the “Loan Agreement”), and (iii) all other agreements between MLBFS and Customer or any party who has guaranteed or provided collateral for Customer’s obligations to MLBFS (a “Guarantor”) in connection therewith (collectively the “Other Agreement”; the Other Agreements, along with the FORBEARANCE AGREEMENT, and the LOAN AGREEMENT are collectively, the “Loan Documents”). Capitalized terms used herein and not defined herein shall have the meaning set forth in the Loan Documents.

Subject to the terms hereof, effective as of the “Effective Date” (as defined below), the Loan Documents are hereby amended as follows:

(a) The term “Termination Date” of the “Forbearance Agreement” shall mean April 30, 2007.

(b) Documentation Fee. Customer acknowledges and agrees that as an additional inducement for MLBFS to enter into this Letter Agreement, Customer shall pay MLBFS a Documentation Fee (the “Documentation Fee”) in the amount of $500.00. Customer agrees to pay the Documentation Fee with a check drawn on a non-Merrill Lynch checking account, and agrees that the Documentation Fee will be fully non-refundable once it has been paid.

(c) Subparagraph (ii) of Paragraph 7.1 of the Forbearance Agreement is hereby amended and restated to read in its entirety as follows:

(ii)	On or before March 19, 2007 a payment in the amount of the sum of (a) $24,957.95 plus (b) all accrued interest to be applied towards the Debt.

(iii)	On or before April 13, 2007 a payment in the amount of the sum of (a) $24,957.95 plus (b) all accrued interest to be applied towards the Debt.

(iv)
On or before April 30, 2007 Obligors will be required to make a final payment in an amount equal to the then outstanding Debt, plus any of MLBFS’ out of pocket fees, interest and costs, including but not limited to attorneys’ fees.

Except as expressly amended hereby, the Loan Documents shall continue in full force and effect upon all of their terms and conditions. Customer and each Guarantor, for itself and by its respective employees, agents, servants and representatives, does jointly and severally completely release and forever discharge MLBFS and its parents, affiliates, subsidiaries, and divisions, and each such entity’s officers, directors, shareholders, employees, owners, partners, agents, successors, and assigns, of and from any and all causes of action, claims, or demands whatsoever, in law or in equity, whether now known or hereafter discovered, including but not limited to those that in any way pertain to the Loan Documents or arise from the conduct of MLBFS, its parents, affiliates, subsidiaries, and divisions.

By their execution of this Letter Agreement, the below-named Guarantors hereby consent to the foregoing modifications to the Loan Documents, and hereby agree that the “Obligations” under their respective Unconditional Guaranty and/or agreements providing collateral shall extend to and include the Obligations of Customer under the Loan Documents, as amended hereby.

Customer and said Guarantors acknowledge, warrant and agree, as a primary inducement to MLBFS to enter into this Letter Agreement, that: (a) no Default or Event of Default has occurred and is continuing under the Loan Documents; (b) each of the warranties of Customer in the Loan Documents is true and correct as of the date hereof and shall be deemed remade as of the date hereof; (c) neither Customer nor any of said Guarantors have any claim against MLBFS or any of its affiliates arising out of or in connection with the Loan Documents or any other matter whasoever; and (d) neither Customer nor any of said Guarantors have any defense to payment of any amounts owing, or any right of counterclaim for any reason under, the Loan Documents.

Provided that no Event of Default or event which with the giving of notice, passage of time, or both, would constitute an Event of Default, shall then have occurred and be continuing under the terms of the Loan Documents, the amendments and agreements in this Letter Agreement will become effective on the date (the “Effective Date”) upon which

(a)	Customer and all Guarantors shall have executed and returned the duplicate copy of this Letter Agreement;

(b)	A copy of the Annual Financial Statement for fiscal year ending December 31, 2006;

(c)	Copies of the monthly A/R Report, A/P Report and Inventory Report for month ending February 28, 2007;

(d)	A copy of the Backlog Report clearly indicating upcoming projects;

(e)	A copy of the Monthly Projections Report containing all cash and accounts projected to be received by Customer for a six month period ending September 30, 2007; and

(f)	A check in the amount of $500.00 drawn on a non-Merrill account for the Documentation Fee as stated above.

Notwithstanding the foregoing, if Customer and the Guarantors do not execute and return the duplicate copy of this Letter Agreement within 5 Business Days from the date hereof, or if for any other reason (other than the sole fault of MLBFS) the Effective Date shall not occur within said 5 Business day period, then all of said amendments and agreements will, at the sole option of MLBFS, be void.